Exhibit 99.1

Contact: Garry O. Ridge

Phone: 619-275-9324

WD-40 Company Reports Increase In Fourth Quarter Sales and Income Exceeds Guidance

SAN DIEGO, Oct. 14 /PRNewswire/ — WD-40 Company (Nasdaq: WDFC) today reported net sales for the fourth quarter ended August 31, 2009 of $77.8 million, an increase of 1.1% from the fourth quarter last year. Year-to-date net sales were $292.0 million, down 7.9% from the same period last year.

Net income for the fourth quarter was $7.6 million, up 63.8% compared to the prior year’s quarter. Earnings per share in the fourth quarter were $0.46 compared to $0.28 during the same period last year. Year-to-date net income was $26.3 million, a decrease of 4.8% from last year. For the year, earnings per share were $1.58, compared to $1.64 for the same period last year. More detailed information will be available on WD-40 Company’s 10-K that will be filed the week of October 19, 2009.

“While we have seen tough times during the past year with lots of uncertainty, our tribe focused on reaching our target goals and delivered impressive results,” said Garry Ridge, WD-40 Company President and CEO. “During the year we made strategic decisions that should benefit us in the long-term. These include diverting R&D resources to our multi-purpose maintenance products and adjacent categories, exploring the opportunities for the WD-40 brand, developing our business through acquisitions and strategic partnerships, and continuing our efforts to expand geographically around the world.”

During the year foreign currency exchange rates negatively affected net sales by $30.0 million and net income by $4.5 million.

“In constant currency, we would have seen sales increases of 2% for the year and net income increases of 11% for the year,” Ridge said.

The Company’s constant currency disclosures represent the translation of the Company’s current fiscal year revenues and expenses from the functional currencies of WD-40 Company subsidiaries to U.S. dollars utilizing the exchange rates in effect for the corresponding period of the prior fiscal year.

Summary

•	Net sales increased 1.1% to $77.8 million for the fourth quarter compared to the prior year’s quarter. Year-to-date net sales declined 7.9% to $292.0 million from the same period last year.

•

Fourth quarter multi-purpose maintenance product sales, which include the WD-40 and 3-IN-ONE brands, were $59.6 million, up 2.6%, and $225.1 million for the year, down 4.6% from the prior year. Homecare and cleaning product sales, which include all of our other brands, were $18.2 million for the quarter, down 3.4% from the fourth quarter last year, and were $66.9 million year-to-date, down 17.6% from the prior year.

•

America’s segment fourth quarter sales were up 4.0% compared to the prior year’s quarter and were down 4.8% year-to-date from the prior year. Europe segment sales for the fourth quarter were up 0.2% compared to the prior year’s quarter and were down 11.8% year-to-date from the prior year. Asia/Pacific segment sales for the fourth quarter were down 12.0% compared to the prior year’s quarter and were down 12.2% year-to-date from the prior year.

Total sales by segment for the fiscal year were 58% from the Americas, 33% from Europe and 9% from Asia/Pacific.

Fourth quarter gross margin was 51.6% of sales compared to 44.8% in the same period last year. For the year, gross margin was 49.5% of sales, compared to 46.8% in the prior year.

“We are pleased to see our gross margin recover as we drew closer to our target of 50% as a percentage of net sales for FY 2009,” Ridge said. “During the quarter, margin benefited from stabilization in the cost of petroleum-based products as well as positive impacts from investments related to our supply chain we made during the year.

During the past year, the Company recorded impairment charges amounting to $6.7 million related to the X-14 and Carpet Fresh brands. Impairments were due to the decline in profit margins and future forecasted sales levels resulting primarily from lost distribution and our strategic decision to divert research and development efforts to other brands.

Advertising and sales promotion expenses were down 10.7% for the fourth quarter compared to the same period last year and were down 1.9% for the year from the prior year.

“During the past year we launched the WD-40 Trigger Pro™, a non-aerosol delivery system developed for industrial end-users, and increased distribution of the 3-In-One No Rust Shield and 3-In-One Professional Garage Door Lube products,” Ridge said. “We are also launching a new brand in the coming months called Blue Works™ that features best-in-class products developed for industrial users that will carry the WD-40 Company signature of endorsement.”

Selling, general and administrative expenses were down 0.5% in the fourth quarter to $20.7 million compared to the prior year’s quarter and were down 6.9% for the year to $78.1 million from the prior year.

The board of directors of WD-40 Company declared on Friday, October 2, 2009 the regular quarterly dividend of $.25 per share, payable October 30, 2009 to stockholders of record on October 16, 2009.

Fiscal Year 2010 Guidance

WD-40 Company expects fiscal year 2010 net sales to grow 2%-9% to $298-$318 million. The company expects earnings per share of $1.80 to $1.95 based on an estimated 16.8 million shares outstanding.

WD-40 Company, with headquarters in San Diego, is a global consumer product company dedicated to delivering unique, high value and easy-to-use solutions for a wide variety of maintenance needs of “doer” and “on-the-job” users by leveraging and building the brand fortress of the Company.

The Company markets two multi-purpose maintenance product brands, WD-40(R), and 3-IN-ONE(R), and eight homecare and cleaning product brands, X-14(R) mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes(R) automatic toilet bowl cleaners, Carpet Fresh(R) and No Vac (R) rug and room deodorizers, Spot Shot(R) aerosol and liquid carpet stain removers, 1001(R) carpet and household cleaners and rug and room deodorizers, and Lava (R) and Solvol (R) heavy-duty hand cleaners.

WD-40 Company markets its products in more than 160 countries worldwide and recorded sales of $292.0 million in fiscal year 2009. Additional information about WD-40 Company can be obtained online at http://www.wd40company.com.

Except for the historical information contained herein, this news release contains forward-looking statements concerning WD-40 Company’s outlook for sales, earnings, dividends and other financial results. These statements are based on an assessment of a variety of factors, contingencies and uncertainties considered relevant by WD-40 Company. Forward-looking statements involve risks and uncertainties, which cause actual results to differ materially from the forward-looking statements, including the impact of commodity prices, changes in foreign exchange rates, impacts of new product and brands and fluctuating market conditions, both in the United States and internationally. The company’s expectations, beliefs and projections are expressed in good faith and are believed by the company to have a reasonable basis, but there can be no assurance that the company’s expectations, beliefs or projections will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the SEC, including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents.

WD-40 Company

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended August 31,		Fiscal Year Ended August 31,
	2009	2008	2009	2008
Net sales	$77,752	$76,916	$292,002	$317,118
Cost of products sold(1)	37,596	42,439	147,469	168,848

Gross profit	40,156	34,477	144,533	148,270

Operating expenses:
Selling, general and administrative	20,686	20,786	78,051	83,800
Advertising and sales promotion	4,121	4,615	19,459	19,837
Amortization of intangible asset	122	148	468	597
Impairment of indefinite-lived intangible assets	3,950	1,340	6,710	1,340

Total operating expenses	28,879	26,889	104,688	105,574

Income from operations	11,277	7,588	39,845	42,696

Other (expense) income:
Interest expense, net	(546)	(450)	(2,064)	(1,679)
Other (expense) income, net	(1)	229	543	982

Income before income taxes	10,730	7,367	38,324	41,999

Provision for income taxes	3,108	2,714	12,037	14,377

Net income	$7,622	$4,653	$26,287	$27,622

Earnings per common share:
Basic	$0.46	$0.28	$1.59	$1.66

Diluted	$0.46	$0.28	$1.58	$1.64

Shares used in per share calculations:
Basic	16,515,450	16,450,953	16,503,265	16,637,740

Diluted	16,652,835	16,621,139	16,655,699	16,815,361

Dividends declared per share	$0.25	$0.25	$1.00	$1.00

(1)

Includes cost of products acquired from related party of $125 and $4,653 for the three months ended August 31, 2009 and 2008, respectively; and $11,675 and $21,757 for the fiscal years ended August 31, 2009 and 2008, respectively.

WD-40 Company

Consolidated Balance Sheets

(In thousands, except share amounts)

	August 31, 2009	August 31, 2008
Assets
Cash and cash equivalents	$45,956	$41,983
Trade accounts receivable, less allowance for doubtful accounts of $694 and $486 as of August 31, 2009 and 2008, respectively	48,061	49,271
Product held at contract packagers	1,797	2,453
Inventories	15,858	18,280
Current deferred tax assets, net	4,369	4,045
Other current assets	4,736	3,453

Total current assets	120,777	119,485

Property, plant and equipment, net	10,930	11,309
Goodwill	95,424	95,909
Other intangibles, net	32,205	39,992
Investment in related party	—	435
Other assets	3,281	3,543

	$262,617	$270,673

Liabilities and Shareholders’ Equity
Accounts payable	$12,529	$22,985
Accounts payable to related party	—	547
Accrued liabilities	15,233	13,143
Current portion of long-term debt	10,714	10,714
Accrued payroll and related expenses	7,168	6,084
Income taxes payable	2,570	1,090

Total current liabilities	48,214	54,563

Long-term debt	21,429	32,143
Long-term deferred tax liabilities, net	16,868	16,876
Deferred employee benefits and other long-term liabilities	3,159	3,099

Total liabilities	89,670	106,681

Shareholders’ equity:
Common stock—authorized 36,000,000 shares, $.001 par value; — 18,093,879 and 18,041,715 shares issued at August 31, 2009 and 2008, respectively; and 16,530,381 and 16,478,217 shares outstanding at August 31, 2009 and 2008, respectively	18	18
Additional paid-in capital	86,729	82,647
Retained earnings	138,367	128,627
Accumulated other comprehensive (loss) income	(2,101)	2,766
Common stock held in treasury, at cost — 1,563,498 shares	(50,066)	(50,066)

Total shareholders’ equity	172,947	163,992

	$262,617	$270,673

WD-40 Company

Consolidated Statements of Cash Flows

(In thousands)

	Fiscal Year Ended August 31,
	2009	2008
Operating activities:
Net income	$26,287	$27,622
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,727	3,827
Impairment of indefinite-lived intangible assets	6,710	1,340
Net gains on sales and disposals of property and equipment	(17)	(41)
Deferred income tax expense	(266)	911
Excess tax benefits from exercises of stock options and conversions of restricted stock units to common shares	(101)	(294)
Distributions received and equity losses from related party, net	435	580
Stock-based compensation	2,688	2,398
Unrealized foreign currency exchange gains, net	(696)	(1,697)
Provision for bad debts	500	782
Changes in assets and liabilities:
Trade accounts receivable	(1,349)	(4,062)
Product held at contract packagers	632	(969)
Inventories	2,034	(5,375)
Other assets	(1,643)	(281)
Accounts payable and accrued expenses and liabilities	(6,669)	1,085
Accounts payable to related party	547	959
Income taxes payable	1,732	1,571
Deferred employee benefits and other long-term liabilities	77	1,346

Net cash provided by operating activities	34,628	29,702

Investing activities:
Capital expenditures	(3,008)	(5,752)
Proceeds from sales of property and equipment	255	215
Purchases of marketable securities	—	(76,175)
Proceeds from sales of marketable securities	—	76,175

Net cash used in investing activities	(2,753)	(5,537)

Financing activities:
Repayments of long-term debt	(10,714)	(10,714)
Proceeds from issuance of common stock	1,296	4,208
Excess tax benefits from exercises of stock options and conversions of restricted stock units to common shares	101	294
Dividends paid	(16,547)	(16,691)
Treasury stock purchases	—	(17,720)

Net cash used in financing activities	(25,864)	(40,623)

Effect of exchange rate changes on cash and cash equivalents	(2,038)	(2,637)

Net increase (decrease) in cash and cash equivalents	3,973	(19,095)

Cash and cash equivalents at beginning of period	41,983	61,078

Cash and cash equivalents at end of period	$45,956	$41,983

WD-40 Company

Consolidated Statements of Comprehensive Income

(In thousands)

	Three Months Ended August 31,		Fiscal Year Ended August 31,
	2009	2008	2009	2008
Net income	$7,622	$4,653	$26,287	$27,622

Other comprehensive income:
Foreign currency translation adjustment, net of tax	1,127	(4,345)	(4,867)	(4,827)
Other	—	—	—	89

Total comprehensive income	$8,749	$308	$21,420	$22,884